Exhibit 99.2
Noble Energy, Inc.
Unaudited Pro Forma Financial Information
Introduction

Noble Energy, Inc. (Noble Energy, we, us or our) is a leading independent energy company engaged in worldwide crude oil and natural gas exploration and production. Our historical operating areas include: US onshore, primarily the DJ Basin, Delaware Basin, Eagle Ford Shale and Marcellus Shale; offshore US Gulf of Mexico; Eastern Mediterranean; and West Africa.
The following unaudited pro forma financial information is based on the historical consolidated financial statements of Noble Energy, adjusted to reflect the following:

•	the acquisition of Clayton Williams Energy, Inc. (Clayton Williams Energy or CWEI), which closed and was effective on April 24, 2017 (the Clayton Williams Energy Acquisition);

•
the disposition of all of our upstream Marcellus assets in northern West Virginia and southern Pennsylvania (the Upstream Marcellus Assets), which closed on June 28, 2017 with an effective date of January 1, 2017; and

•	related financing transactions and use of proceeds.
The unaudited pro forma balance sheet as of March 31, 2017 gives effect to the above transactions and the related financing transactions and use of proceeds as if each had occurred on March 31, 2017.
The unaudited pro forma statement of operations for the three months ended March 31, 2017 and year ended December 31, 2016 give effect to the above transactions and the related financing transactions and use of proceeds as if each had occurred on January 1, 2016.
The unaudited pro forma statement of operations exclude the impact of nonrecurring expenses Noble Energy and Clayton Williams Energy incurred as a result of the acquisition and related financings, primarily non-capitalizable banking, legal, accounting, advisory, due diligence, and integration fees.
The unaudited pro forma financial information should be read in conjunction with Noble Energy's Annual Report on Form 10-K for the year ended December 31, 2016 and Noble Energy's Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the United States Securities and Exchange Commission on February 14, 2017 and May 2, 2017, respectively.
The unaudited pro forma financial information is for informational purposes only and is not intended to represent or to be indicative of the results of operations or financial position that Noble Energy would have reported had the above noted events been completed as of the dates set forth in the unaudited pro forma financial information and should not be taken as indicative of Noble Energy's future results of operations or financial position. The actual results may differ significantly from those reflected in the unaudited pro forma financial information for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma financial information and actual results.

Noble Energy, Inc.
Unaudited Pro Forma Balance Sheet
As of March 31, 2017
(in millions)

	Noble Energy Historical	Clayton Williams Energy Historical	Pro Forma Adjustments		Upstream Marcellus Assets Sale		Pro Forma Adjustments		Noble Energy Pro Forma
Current Assets
Cash and Cash Equivalents	$787	$473	$(473)	(a)	$1,028	(h)	$(1,175)	(i)	$640
Accounts Receivable, Net	523	15	—		—		—		538
Other Current Assets	135	34	(22)	(b)	—		—		140
			(7)	(d)
Total Current Assets	1,445	522	(502)		1,028		(1,175)		1,318
Property, Plant and Equipment
Oil and Gas Properties	31,301	1,779	661	(b)	(4,417)	(h)	—		29,324
Property, Plant and Equipment, Other	907	203	(203)	(b)	—		—		907
Total Property, Plant and Equipment, Gross	32,208	1,982	458		(4,417)		—		30,231
Accumulated Depreciation, Depletion and Amortization	(13,180)	(1,084)	1,084	(c)	1,090	(h)	—		(12,090)
Total Property, Plant and Equipment, Net	19,028	898	1,542		(3,327)		—		18,141
Goodwill	—	—	1,213	(b)	—		—		1,213
Other Noncurrent Assets	535	5	—		(16)	(h)	—		524
Total Assets	$21,008	$1,425	$2,253		$(2,315)		$(1,175)		$21,196

Noble Energy, Inc.
Unaudited Pro Forma Balance Sheet
As of March 31, 2017
(in millions)

	Noble Energy Historical	Clayton Williams Energy Historical	Pro Forma Adjustments		Upstream Marcellus Assets Sale		Pro Forma Adjustments		Noble Energy Pro Forma
Current Liabilities
Accounts Payable - Trade	$895	$22	$—		$—		$—		$917
Other Current Liabilities	598	28	109	(e)	—		—		735
Total Current liabilities	1,493	50	109		—		—		1,652
Long-Term Debt	6,995	850	325	(a)	—		(1,175)	(i)	6,995
Deferred Income Taxes, Noncurrent	1,819	69	(7)	(b)(d)	(792)	(h)	—		1,553
			464	(b)(d)
Other Noncurrent Liabilities	1,092	230	(179)	(a)	(53)	(h)	—		1,090
Total Liabilities	$11,399	$1,199	$712		$(845)		$(1,175)		$11,290
Stockholders' Equity
Preferred Stock	—	—	—		—		—		—
Common Stock	5	2	(2)	(g)	—		—		5
Additional Paid in Capital	6,472	305	(305)	(g)	—		—		8,348
			1,876	(f)
Accumulated Other Comprehensive Loss	(31)	—	—		—		—		(31)
Treasury Stock	(703)	—	—		—		—		(703)
Retained Earnings	3,549	(81)	81	(g)	(1,470)	(h)	—		1,970
			(109)	(e)
Noble Energy/Clayton Williams Energy Share of Equity	9,292	226	1,541		(1,470)		—		9,589
NonControlling Interests	317	—	—		—		—		317
Total Equity	$9,609	$226	$1,541		$(1,470)		$—		$9,906
Total Liabilities and Shareholders' Equity	$21,008	$1,425	$2,253		$(2,315)		$(1,175)		$21,196
The accompanying notes are an integral part of these unaudited pro forma financial statements.

Noble Energy, Inc.
Unaudited Pro Forma Statement of Operations
For the Three Months Ended March 31, 2017
(in millions, except per share amounts)

	Noble Energy Historical	Clayton Williams Energy Historical	Pro Forma Adjustments		Upstream Marcellus Assets Sale		Pro Forma Adjustments		Noble Energy Pro Forma
Revenues
Oil, Gas and NGL Sales	$994	$39	$(4)	(k)	$(138)	(p)	$—		$891
Income from Equity Method Investees	42	—	—		—		—		42
Total	1,036	39	(4)		(138)		—		933
Costs and Expenses
Production Expense	303	12	—		(56)	(p)	—		259
Exploration Expense	42	—	—		—		—		42
Depreciation, Depletion and Amortization	528	23	(13)	(j)	(73)	(p)	—		465
General and Administrative	99	2	—		(2)	(p)	—		99
Other Operating Expense, Net	29	(4)	(4)	(k)	(4)	(p)	—		17
Total	1,001	33	(17)		(135)		—		882
Operating Income (Loss)	35	6	13		(3)		—		51
Other (Income) Expense
(Gain) Loss on Commodity Derivative Instruments	(110)	(7)	—		—		—		(117)
Interest, Net of Amount Capitalized	87	21	(10)	(l)	—		(11)	(q)	87
Other Non-Operating (Income) Expense, Net	(1)	(68)	68	(m)	—		—		(1)
Total	(24)	(54)	58		—		(11)		(31)
Income (Loss) Before Income Taxes	59	60	(45)		(3)		11		82
Income Tax (Benefit) Provision	12	21	(16)	(n)	(1)	(n)	4	(n)	20
Net Income (Loss) Including Noncontrolling Interests	$47	$39	$(29)		$(2)		$7		$62
Less: Net Income Attributable to Noncontrolling Interests	11	—	—		—		—		11
Net Income (Loss) Attributable to Noble Energy	$36	$39	$(29)		$(2)		$7		$51

Earnings (Loss) Per Share, Basic	$0.08								$0.10
Earnings (Loss) Per Share, Diluted	$0.08								$0.10

Weighted Average Number of Shares Outstanding
Basic	431		56	(o)					487
Diluted	434		56	(o)					490

The accompanying notes are an integral part of these unaudited pro forma financial statements.

Noble Energy, Inc.
Unaudited Pro Forma Statement of Operations
For the Year Ended December 31, 2016
(in millions, except per share amounts)

	Noble Energy Historical	Clayton Williams Energy Historical	Pro Forma Adjustments		Upstream Marcellus Assets Sale		Pro Forma Adjustments		Noble Energy Pro Forma
Revenues
Oil, Gas and NGL Sales	$3,389	$289	$(129)	(k)	$(362)	(p)	$—		$3,187
Income from Equity Method Investees	102	—	—		—		—		102
Total	3,491	289	(129)		(362)		—		3,289
Costs and Expenses
Production Expense	1,083	71	—		(254)	(p)	—		900
Exploration Expense	925	4	—		(2)	(p)	—		927
Depreciation, Depletion and Amortization	2,454	150	(99)	(j)	(382)	(p)	—		2,123
General and Administrative	399	23	—		(11)	(p)	—		411
Asset Impairments	92	8	—		—		—		100
Other Operating Expense, Net	(166)	11	(129)	(k)	(14)	(p)	—		(298)
Total	4,787	267	(228)		(663)		—		4,163
Operating Income (Loss)	(1,296)	22	99		301		—		(874)
Other (Income) Expense
(Gain) Loss on Commodity Derivative Instruments	139	20	—		—		—		159
Interest, Net of Amount Capitalized	328	94	(31)	(l)	1	(p)	(64)	(q)	328
Other Non-Operating (Income) Expense, Net	9	230	(230)	(m)	—		—		9
Total	476	344	(261)		1		(64)		496
Income (Loss) Before Income Taxes	(1,772)	(322)	360		300		64		(1,370)
Income Tax (Benefit) Provision	(787)	(30)	45	(n)	105	(n)	22	(n)	(645)
Net Income (Loss) Including Noncontrolling Interests	$(985)	$(292)	$315		$195		$42		$(725)
Less: Net Income Attributable to Noncontrolling Interests	13	—	—		—		—		13
Net Income (Loss) Attributable to Noble Energy	$(998)	$(292)	$315		$195		$42		$(738)

Earnings (Loss) Per Share, Basic	$(2.32)								$(1.52)
Earnings (Loss) Per Share, Diluted	$(2.32)								$(1.52)

Weighted Average Number of Shares Outstanding
Basic	430		56	(o)					486
Diluted	430		56	(o)					486
The accompanying notes are an integral part of these unaudited pro forma financial statements.

Noble Energy, Inc.
Notes to Unaudited Pro Forma Financial Information

Note 1. Basis of Presentation
Clayton Williams Energy Acquisition
In January 2017, we announced the acquisition of Clayton Williams Energy which was approved by Clayton Williams Energy stockholders on April 24, 2017. Subsequent to stockholder approval, we completed the acquisition on April 24, 2017.
The acquisition was effected through the issuance of approximately 56 million shares of Noble Energy common stock with a fair value of approximately $1.9 billion, and cash consideration of $637 million, for total consideration of approximately $2.5 billion, in exchange for all outstanding shares of Clayton Williams Energy, including options, restricted stock awards and warrants. The closing price of our stock on the New York Stock Exchange was $34.17 on April 24, 2017. In connection with the transaction, we borrowed $1.3 billion under our unsecured revolving credit facility (Revolving Credit Facility) to fund the cash portion of the acquisition consideration, redeem outstanding debt, pay associated make-whole premiums and pay related fees and expenses.
Upstream Marcellus Assets Sale
On May 1, 2017, we entered into a purchase and sale agreement (the Upstream Marcellus Agreement) with HG Energy II Appalachia, LLC, pursuant to which we agreed to sell all of our upstream assets in northern West Virginia and southern Pennsylvania (the Upstream Marcellus Assets) for a total amount of $1.225 billion, subject to customary closing price adjustments. Under the terms of the Upstream Marcellus Agreement, $1.125 billion, reduced for customary adjustments, would be paid to us at closing. A contingent amount of up to $100 million, structured as three separate payments of $33.3 million, would be paid to us if, in any of the three measurement years from 2018 through 2020, the reported average Appalachia Dominion, South Point index price for natural gas is equal to or exceeds $3.30 per million Btu. The effective date of the transaction is January 1, 2017. On June 28, 2017, we closed the sale of the Upstream Marcellus Assets and after consideration of customary closing adjustments, we received net cash proceeds of $1.0 billion. During second quarter 2017, we anticipate recording an estimated loss of approximately $1.5 billion, net of taxes, on the sale, which is subject to change pending our finalization of the transaction. We used net cash proceeds from the sale along with cash on hand to repay indebtedness under our Revolving Credit Facility. The accompanying Unaudited Pro Forma Statement of Operations for the three months ended March 31, 2017 and the year ended December 31, 2016 assume the sale closed on January 1, 2016.
Note 2. Unaudited Pro Forma Balance Sheet as of March 31, 2017
The accompanying Unaudited Pro Forma Balance Sheet as of March 31, 2017 gives effect to the events detailed in “Note 1. Basis of Presentation” as if each had occurred on March 31, 2017.
The Clayton Williams Energy Acquisition will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of March 31, 2017, using currently available information. Due to the fact that the unaudited pro forma financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein. We expect to finalize the allocation of the purchase consideration as soon as practicable after completion of the proposed transaction.
The preliminary consideration to be transferred, fair value of assets acquired and liabilities assumed and resulting goodwill expected to be recorded in connection with the Clayton Williams Energy Acquisition as of March 31, 2017 is as follows:

Noble Energy, Inc.
Notes to Unaudited Pro Forma Financial Information

Preliminary Purchase Price Allocation
Consideration:	(In millions)
Fair value of Noble Energy's common stock to be issued (1)	$1,669
Fair value of Clayton Williams Energy's restricted stock awards to be converted to Noble Energy restricted stock awards (2)	12
Fair value of Clayton Williams Energy options to be converted to Noble Energy common stock (3)	16
Fair value of Clayton Williams Energy warrants to be converted to Noble Energy common stock (4)	179
Cash consideration paid to Clayton Williams Energy stockholders	637
Total Consideration	$2,513
Fair value of liabilities assumed:
Accounts payable trade	$22
Other current liabilities	28
Long-term deferred tax liability	533
Long-term debt	538
Asset retirement obligations	47
Other long-term liabilities	4
Amount attributable to liabilities assumed as of March 31, 2017	$1,172
Fair value of assets acquired:
Cash and cash equivalents	$—
Accounts receivable trade, net	15
Inventory, prepaid expenses and other	12
Oil and gas properties	2,440
Other property and equipment	—
Other assets	5
Amount attributable to assets acquired as of March 31, 2017	$2,472
Goodwill as of March 31, 2017	$1,213
(1) Based on 48,858,325 Noble Energy common shares at $34.17 per share (closing price as of April 24, 2017).
(2) Based on 1,428,228 Noble Energy common shares at $34.17 per share (closing price as of April 24, 2017).
(3) Based on 457,108 Noble Energy common shares computed using a 10-day average closing price of Noble Energy common shares at April 24, 2017.
(4) Based on 5,231,811 Noble Energy common shares computed using a 10-day volume-weighted average price of CWEI common shares at April 24, 2017.
The following adjustments have been made to the unaudited pro forma combined balance sheet as of March 31, 2017:
(a) Reflects adjustments for the following items:

•	a $473 million decrease to cash to reflect the repayment of CWEI’s term loan with Ares Management of $377 million, and a partial make-whole payment of $96 million prior to closing, using cash on hand;

•
a net increase of $325 million to long term debt reflects the draw on Noble Energy’s Revolving Credit Facility of $637 million incurred to finance the cash portion of the merger consideration and the assumption of $38 million of debt related to the Ares Management notes make-whole provision, less the effects of extinguishing CWEI’s outstanding debt of $377 million related to the Ares Management notes upon consummation of the merger, and the elimination of approximately $27 million of debt issuance costs; and

•	a $179 million decrease to other non-current liabilities to reflect the Ares Management warrants conversion into Noble Energy common shares to effect the transaction.
(b) The allocation of the estimated fair value of consideration transferred (based on the closing price of Noble Energy common shares as of April 24, 2017) to the estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments:

Noble Energy, Inc.
Notes to Unaudited Pro Forma Financial Information

•	a $22 million decrease in inventory to reflect estimated fair value associated with the transaction;

•
an $661 million increase in CWEI’s gross book basis of oil and gas properties and a $203 million decrease in CWEI’s gross book basis of other property, plant and equipment to reflect them at fair value;

•	$1.2 billion in goodwill associated with the transaction; and

•	a net $457 million increase in deferred tax liabilities associated with the transaction.
(c) Reflects the elimination of CWEI’s historical accumulated depreciation, depletion and amortization (DD&A) balances.
(d) Reflects the netting of CWEI’s $7 million federal current deferred tax asset against $533 million of non-current deferred tax liability resulting from the step-up in book basis of oil and gas properties.
(e) Reflects the impact of estimated transaction costs of $109 million expected to be incurred by Noble Energy and CWEI in connection with the merger, including estimated underwriting, banking, legal and accounting fees that are not capitalizable as part of the transaction as well as severance costs resulting from double trigger arrangements following the merger. These costs are not reflected in the historical March 31, 2017 balance sheets of Noble Energy and CWEI, but are reflected in the unaudited pro forma balance sheet as an increase to liabilities and a reduction of equity as they will be expensed by Noble Energy and CWEI as incurred. These amounts and their corresponding tax effect have not been reflected in the pro forma statement of operations due to their nonrecurring nature.
(f) Reflects the estimated increase in Noble Energy’s common stock and additional paid-in capital resulting from the issuance of Noble Energy common shares to CWEI stockholders to effect the transaction as follows (in millions, except per share amounts):

Shares of Noble Energy common stock issued to CWEI shareholders	49
Price per share of Noble Energy common stock on April 24, 2017	$34.17
Fair value of common stock issued	$1,669
Fair value of Clayton Williams Energy's restricted stock awards to be converted to Noble Energy restricted stock awards	12
Fair value of Clayton Williams Energy options to be converted to Noble Energy common stock	16
Fair value of Clayton Williams Energy warrants to be converted to Noble Energy common stock	179
Total fair value of Noble Energy equity to be issued and increase to additional paid-in-capital as of March 31, 2017	$1,876
Increase in Noble Energy's common stock ($0.01 par value per share) as of March 31, 2017	$1
(g) Reflects the elimination of CWEI’s historical equity balances in accordance with the acquisition method of accounting.
(h) Reflects the removal of assets and liabilities associated with the divestiture of the Upstream Marcellus Assets, the receipt of $1.0 billion of sales proceeds which is net of customary closing adjustments and an estimated loss of approximately $1.5 billion, net of taxes, arising from the transaction as of March 31, 2017.
(i) Pro forma adjustment to reflect the use of proceeds from the Upstream Marcellus Assets sale and cash on hand to repay borrowings under the our Revolving Credit Facility.
Note 3. Unaudited Pro Forma Statement of Operations for the Three Months Ended March 31, 2017 and for the Year Ended December 31, 2016
The accompanying Unaudited Pro Forma Statement of Operations for the three months ended March 31, 2017 and for the year ended December 31, 2016 give effect to the events detailed in “Note 1. Basis of Presentation” as if each had occurred on January 1, 2016.
(j) Reflects the elimination of CWEI’s DD&A expense offset by the impact of DD&A expense calculated using Noble Energy’s amortization rate.
(k) Reflects amounts related to midstream revenues and gains on sale of assets reclassified out of CWEI’s revenues to conform to Noble Energy’s accounting policy.
(l) Reflects the elimination of CWEI’s interest expenses related to the Ares Management notes repaid prior to closing date, offset with interest expense resulting from drawing on Noble Energy’s Revolving Credit Facility to fund the cash portion of the merger consideration.

Noble Energy, Inc.
Notes to Unaudited Pro Forma Financial Information

(m) Reflects the elimination of CWEI’s gain that resulted from a change in the fair value of its warrants.
(n) Reflects the income tax effects of the pro forma adjustments presented.
(o) Reflects Noble Energy common shares to be issued to CWEI’s stockholders.
(p) Reflects the elimination of operating revenues, operating expenses and other expenses of the Upstream Marcellus Assets sold.
(q) Reflects the reduction in interest expense, assuming the debt repayments described in (a) and (i) above occurred on January 1, 2016. On a pro forma basis, there were no outstanding borrowings under the Revolving Credit Facility as of March 31, 2017, during the three months ended March 31, 2017, or during the year ended December 31, 2016.